Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), is entered into between LEAPFROG ENTERPRISES, INC., a Delaware corporation (the “Company”), and JEFFREY G. KATZ (“Executive”) and shall be deemed effective as of July 3, 2006 (the “Effective Date”). The Company and Executive are each separately referred to as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company deems Executive’s employment services as contemplated by this Agreement to be material and significant to the Company’s success and desires to ensure that the skills and experience of Executive be made available to the Company; and

WHEREAS, the Parties desire to enter into this Agreement providing for the employment of Executive by the Company on the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the Parties agree as follows:

SECTION 1. EMPLOYMENT.

1.1 Position, Duties, Responsibilities, Authority. The Company shall employ Executive as its President and Chief Executive Officer, with all such duties, responsibilities and authority as are customary for, and commensurate with that position, and all such other duties as the Board of Directors of the Company (the “Board”) may reasonably assign to Executive from time to time. Executive shall report directly to the Board, and shall perform his responsibilities in good faith, to the best of his abilities. On the Effective Date and continuing for the duration of Executive’s employment thereafter, the Company shall provide Executive with an appropriate executive office for his use at the Company’s corporate headquarters in Emeryville, California. Executive shall perform his duties from the Company’s Emeryville offices or from such other location as Executive and Board may agree, from time to time. All departments of the Company shall report to Executive, either directly or indirectly, through senior managers designated by Executive. Executive shall be authorized to hire all employees who will report to him directly, subject to approval by the Compensation Committee of the Board of all proposed compensation terms for such employees. Executive shall have authority to sign and approve matters on behalf of the Company consistent with such authority granted to him by the Board.

1.2 Continued Board Service. Executive currently serves as a member of the Board and will continue in such service for the duration of his employment hereunder; provided, however, that Executive shall immediately tender his resignation from the Board upon the Board’s request upon a termination of his employment. Executive may also be removed from the Board at any time as allowed by the Articles and Bylaws of the Company and applicable law.

1.3 Exclusive Employment. Executive shall devote all of his business time and attention to his duties and responsibilities set forth in this Section 1. During his employment, Executive shall not, without the Board’s prior written approval, render any business, professional or commercial services of any kind to any other person, firm or corporation, whether for compensation or otherwise, except that Executive may engage in civic, philanthropic and community service activities so long as such activities do not interfere with Executive’s ability to comply with his obligations under this Agreement and do not otherwise conflict with the policies or interest of the Company, as determined by the Board in its reasonable discretion. Notwithstanding the provisions of this Section 1.3, Executive may continue to serve on the board of directors of one (1) other company, as Executive and the Company have agreed, and of any other company that may be approved by the Board in writing in its sole discretion; provided, however, that the Company may rescind its consent to any such outside board service if the Board reasonably determines that such service interferes with Executive’s ability to comply with his obligations under this Agreement or otherwise conflicts with the policies or interest of the Company.

SECTION 2. COMPENSATION AND OTHER EXECUTIVE BENEFITS.

In consideration of Executive’s employment, and except as otherwise provided herein, Executive shall receive from the Company the compensation and benefits described in this Section 2. The compensation and Executive benefits payable to Executive pursuant to this Agreement may be changed only by written agreement signed by Executive and a duly authorized member of the Board. Executive authorizes the Company to deduct and withhold from all compensation to be paid to him any and all sums required to be deducted or withheld pursuant to federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

2.1 Base Compensation and Bonus.

2.1.1 Base Salary. The Company shall pay Executive for his services hereunder a base salary at the rate of $600,000 per year, subject to required withholdings and deductions, paid on the payroll schedule for the Company’s senior executives in effect from time to time. Executive’s Base Salary shall be subject to annual review by the Board and may be increased, but not decreased, from time to time by the Board. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise. The base salary as determined herein from time to time shall constitute Executive’s “Base Salary” for purposes of this Agreement.

2.1.2 Sign-on Bonus. As an inducement to enter into this Agreement, Executive shall receive, on the first regular payroll date after the Effective Date, a sign-on bonus in the amount of $300,000 (subject to applicable withholdings and deductions), which (a) shall be regarded as a Target Bonus solely for the purposes of Section 4.3.2 and (b) shall be promptly refunded to the Company in full (with the Company having the right of offset against any other amounts due to Executive) if Executive’s employment terminates prior to December 31, 2006 under Section 4.4 (Involuntary Termination for Cause) or Section 4.7 (Resignation without Good Reason). Any Bonus to which Executive may become entitled for 2006 performance pursuant to

Section 2.1.3 below will be reduced (but not below zero) by the amount of any sign-on bonus paid pursuant to this Section 2.1.2.

2.1.3 Annual Bonus. Executive shall be eligible to receive an annual bonus (the “Bonus”) based on Executive’s achievement of certain performance objectives established for him by the Board, or the Compensation Committee, as applicable, (the “Objectives”), as well as the Company’s overall business and financial performance. Executive’s target-level Bonus will be set at one hundred percent (100%) of his Base Salary (the “Target Bonus”), assuming all established target-level Objectives for the Bonus year are achieved, with an opportunity to receive a Bonus of up to a maximum of not less than two hundred percent (200%) of Base Salary for exemplary performance pursuant to stretch-level Objectives (the “Maximum Bonus”), as determined by the Board in its discretion. Within thirty (30) days after the Effective Date and annually thereafter as soon as practicable (with a goal of thirty (30) days) after the later of the beginning of each fiscal year or the Board of Directors’ approval of the Company’s operating plan for that fiscal year, Executive shall submit to the Board a proposed list of target- and stretch-level (and, as may be requested by the Board or Compensation Committee, any threshold-level) Objectives for that fiscal year. As soon as practicable (with a goal of thirty (30) days) thereafter, the Board (or Compensation Committee) shall (in consultation with Executive) review, modify and provide to Executive a final list of target- and stretch-level (and any threshold-level) Objectives for that year. Executive must remain in active employment service with the Company through and including the last day of each Bonus year in order to be eligible to receive a Bonus for that year. The Board (or Compensation Committee), in its sole discretion, will determine whether Executive has earned a Bonus, and the amount of any such Bonus in accordance with the Objectives. The Bonus shall be payable within ten (10) business days after the date the Bonus has been determined, but no later than ninety (90) days following the last day of the Bonus year. Executive shall be eligible to receive a 2006 Bonus (prorated for Executive’s partial year service) based on Executive’s achievement of Objectives that have been agreed between Executive and the Company and separately documented, as evaluated by the Board in its sole discretion. Except as expressly provided in this Agreement, no prorated Bonuses will be earned or paid.

2.2 Vacation. Executive shall be entitled to accrue twenty (20) days of paid vacation each calendar year, accrued on a monthly basis in accordance with Company vacation and leave policies in effect from time to time, up to a maximum accrual of thirty-five (35) days of paid vacation. Executive shall plan and take vacation consistent with his duties and obligations hereunder.

2.3 Benefits.

2.3.1 General Benefits. Executive shall be entitled to receive a monthly automobile allowance of $650.00, and all other Executive welfare, retirement and fringe benefits (including group medical and dental for Executive, his spouse and dependent children, life and disability insurance coverage, and paid sick leave) and perquisites (collectively, the “Executive benefit plans”) that are made available to the Company’s senior executives generally, in accordance with all terms and conditions governing such benefits in effect from time to time.

2.3.2 Business Travel/Expenses. Executive shall be required to travel in the performance of his duties hereunder, and shall be entitled to travel first class for all domestic business travel of more than 600 miles one-way and business class for all international business travel; provided, however, that Executive may use his personal aircraft for domestic business travel and will be reimbursed for such use at a rate equivalent to an unrestricted first class commercial airline ticket. Subject to the foregoing, the Company shall reimburse Executive for all reasonable documented business expenses incurred by Executive in connection with his services hereunder, upon submission to the Company, in accordance with Company policy, of a written accounting of such expenses, which accounting shall include an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and all such receipts as Executive reasonably has been able to obtain.

2.3.3 Temporary Residence. For the first year of Executive’s employment hereunder or until such earlier date as Executive’s employment with the Company terminates for any reason, the Company shall make available for Executive’s use a fully furnished apartment in the San Francisco Bay area mutually acceptable to both Executive and the Company (the “Apartment”). The Company shall pay all monthly rent and utility costs associated with Apartment. Until Executive occupies the Apartment or a new permanent residence in the San Francisco area, the Company shall reimburse Executive for all reasonable documented expenses incurred by Executive in order to commute from the Los Angeles area and transition to the Apartment, including travel expenses (on the basis set forth in Section 2.3.2) and shipment of personal items reasonably necessary for Executive’s temporary living arrangements, but not including costs relating to Executive’s permanent relocation. Executive shall be fully grossed-up for any imputed taxable income resulting from his use of the Apartment, if any, and transition expense reimbursement so that the net effect for Executive is the same as if there was no imputed income to Executive. If Executive wishes to continue using the Apartment after the above-referenced time period, Executive shall fully assume, and the Company shall assign to Executive, all lease and other obligations associated with the Apartment, subject to obtaining any required third-party consent.

SECTION 3. STOCK OPTIONS.

3.1 Initial Grant. Effective on July 6, 2006, the Company shall grant Executive three (3) awards of nonstatutory stock options (collectively, the “Options”) to purchase a total of 2,650,000 shares of the Company’s Class A Common Stock (“Company Common Stock”) to the maximum extent possible pursuant to the LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan as in effect on the Effective Date (the “Plan”). The first option (the “First Option”) shall be an option to purchase 1,200,000 shares of Company Common Stock at a per-share exercise price equal to the Fair Market Value (as defined under the Plan) of a share of Company Common Stock applicable to an option granted on the effective grant date of the First Option. The second option (the “Second Option”) shall be an option to purchase 950,000 shares of Company Common Stock at an exercise price of $13.33 per share. The third option (the “Third Option”) shall be an option to purchase 500,000 shares of Company Common Stock at an exercise price of $16.67 per share. Each of the Options shall vest over a four (4) year period with twenty-five percent (25%) of the shares subject to each of the Options vesting upon Executive’s completion of one (1) year of continuous employment service, and one-forty-eighth (1/48) of the shares vesting for each month of Executive’s continuous employment service thereafter. The Options shall have a ten (10) year term (the “Option Term”), and will be subject to all terms and conditions set forth in the Plan and in a stock option grant notice and stock option agreement substantially in the forms attached hereto as Exhibit A. Notwithstanding the foregoing, to the extent that the terms of the Plan restrict the Company’s authority to grant all of the Options under the Plan, the Company shall (i) grant all of the First Option and a portion of the Second Option covering 800,000 shares under the Plan and (ii) grant the balance of the Second Option and all of the Third Option as an inducement grant outside the Plan, but otherwise governed by terms substantially similar to those of the Plan and by the terms hereof.

3.2 Non-Employee Director Award. Executive acknowledges that the Options are in lieu of any 2006 award under the Company’s 2002 Non-Employee Directors’ Stock Award Plan (the “Directors’ Plan”). Accordingly, Executive hereby renounces the automatic annual grant made under the Directors’ Plan on the July 1, 2006 Annual Grant Date and agrees that such award shall be deemed to be void ab initio. This Section 3.2 shall have no effect on any awards received by Executive under the Directors’ Plan prior to July 1, 2006.

3.3 Other Equity Awards. After January 1, 2007, the Company may award Executive additional stock options or other equity awards (collectively, the “Equity Awards”) pursuant to the Plan as determined by the Compensation Committee of the Board in its sole discretion. Except as expressly provided herein, the exercisability, vesting and other terms and conditions governing the Equity Awards be governed solely by the separate written agreements governing such Equity Awards, and not by this Agreement.

SECTION 4. AT WILL EMPLOYMENT; POST-EMPLOYMENT BENEFITS.

4.1 At Will Employment. Executive’s employment with the Company shall be at-will. Accordingly, both Executive and the Company shall remain free to terminate the employment relationship with or without Cause or Good Reason, at any time, with or without advance notice, subject to the terms of this Agreement.

4.2 Payments Due Upon Termination For Any Reason. Upon termination of Executive’s employment for any reason by any Party, Executive (or his estate, if applicable) shall be paid any earned but unpaid Base Salary due to him, all accrued but unused vacation earned through and including the date Executive’s employment terminates (the “Termination Date”), any earned and unpaid prior year bonus (other than upon a termination by the Company for Cause) and all accrued and vested benefits under all Executive benefit plans. Executive (or his estate, if applicable) shall be reimbursed for all reasonable documented business expenses incurred by Executive through the Termination Date in accordance with the terms of this Agreement and the Company’s expense reimbursement policies and procedures then in effect.

4.3 Termination For Death/Permanent Disability.

4.3.1 Permanent Disability Defined. Executive’s employment shall automatically terminate upon Executive’s death or “permanent disability”. For purposes of this Agreement, Executive shall be deemed to have a “permanent disability” warranting termination of employment if Executive becomes entitled to disability benefits under the Company’s then-current long-term disability insurance plan or policy; provided, however, that if there is no such plan or policy in effect, the term shall have the same meaning as is set forth in Section 22(e)(3) of Code on the Effective Date. Upon termination of Executive’s employment pursuant to this Section 4.3.1, Executive (or his estate, as applicable) shall receive any amounts payable to Executive (or his estate, if applicable) under any life or disability insurance policies obtained for Executive pursuant to Section 2.3.1 above. Additionally, all vested shares subject to the Options (including any shares subject to the accelerated vesting provision set forth in Section 4.3.2 below) shall remain exercisable for two (2) years after the Termination Date (but not beyond the end of the Option Term).

4.3.2 Severance Benefits. In addition to the foregoing, in the event Executive’s employment is terminated as a result of his death or permanent disability, Executive (or his estate, as applicable), shall be eligible to receive, as severance, a prorated portion of Executive’s Target Bonus for the year in which the Termination Date occurs, subject to required withholdings and deductions, paid on the customary Bonus payment date as set forth in Section 2.1.2 above. The Company shall also accelerate the vesting of the shares subject to the Options so that, as of Termination Date, Executive becomes vested in the number of shares that would have become vested had Executive remained continuously employed with the Company for twelve (12) months after the Termination Date. The prorated Bonus and accelerated vesting benefits described in this Section 4.3.2 are hereinafter referred to as the “Severance Benefits”.

4.4 Termination For Cause.

4.4.1 Cause Defined. The Company may terminate Executive’s employment for “Cause” upon ten (10) business days’ advance written notice to Executive, which notice shall specify the facts constituting Cause. For purposes of this Agreement, “Cause” for termination shall exist if Executive: (i) commits an act of fraud, embezzlement or misappropriation against or involving the Company; (ii) is convicted of, or enters a plea of guilty of no contest to, any felony involving moral turpitude or dishonesty; (iii) commits an act, or fails to commit an act, involving the Company which amounts to, or with the passage of time would amount to, willful misconduct, wanton misconduct, gross negligence or a material breach of this Agreement and which results or is reasonably likely to result in significant harm to the Company; or (iv) willfully fails to perform his responsibilities and duties under this Agreement for a period of ten (10) business days following receipt of written notice from the Company specifically describing past instances of willful failure of performance and providing Executive an opportunity to cure any such claimed past failure of performance, if it is reasonably susceptible to cure. No act or failure to act on Executive’s part shall be considered “willful” if Executive acted (or failed to act) in good faith, based on a reasonable belief that Executive’s act or omission was in (and not opposed to) the best interests of the Company.

4.4.2 No Benefits Upon Termination For Cause. Executive shall not be entitled to any severance or other post-employment benefits from the Company upon termination of his employment for Cause, except as may be required by law. Executive shall forfeit all Options or other Equity Awards that remain unvested as of the date Executive’s employment terminates for Cause, and Executive shall have thirty (30) days after such Termination Date (but not beyond the end of the Option Term) to exercise any vested shares subject to the Options.

4.5 Termination Without Cause. Upon termination of Executive’s employment without Cause and Executive’s satisfaction of the release requirements set forth in Section 4.8 below, the Company shall provide Executive the amounts payable pursuant Section 4.2 and Severance Benefits, and Executive and the Company shall immediately commence a consulting relationship on the terms set forth in Section 6 of this Agreement (the “Consultancy”). Additionally, all of the Options, to the extent vested and not previously exercised, shall remain exercisable for two (2) years after the Termination Date (but not beyond the end of the Option Term).

4.6 Resignation for Good Reason.

4.6.1 Good Reason Defined. Executive may resign his employment with the Company for “Good Reason” if any of the following events occur without Executive’s express written consent and continue in effect for a period of ten business (10) days after receipt by the Company of written notice from Executive of the need to cure, if it is reasonably susceptible of cure: (i) the assignment to Executive of duties inconsistent with, or which constitute a substantial alteration in the nature or status of, Executive’s responsibilities (including reporting responsibilities) as contemplated under this Agreement (for the avoidance of doubt, any Change In Control in which Executive is not the senior-most officer of the surviving top-most parent company, whether public or not public, shall be regarded as such a substantial alteration), excluding (a) the assignment of more senior duties to Executive or (b) a delisting of the Company for purposes of public trading which (other than the delisting itself) does not result in a material change in Executive’s title, job duties and responsibilities; (ii) the failure to elect or to re-elect Executive as a director of the Company or the removal of Executive from the Board for a reason other than for conduct constituting Cause under this Agreement, (iii) reduction of Executive’s Base Salary or Target Bonus below the amounts stated above; (iv) relocation of Executive’s place of work to any place that lengthens Executive’s daily commute distance from San Francisco, California, by more than 35 miles, excluding any required business travel by Executive or the Company’s relocation of Executive’s principal work location to a location within 35 miles of Executive’s Southern California residence; (v) failure by the Company or any successor or assign (whether by operation of law or otherwise, including any surviving company in a merger or similar transaction involving the Company), within ten (10) business days after written request from Executive following a Change In Control, to deliver to Executive an agreement expressly reaffirming the surviving company’s or such other successor’s or assignee’s commitment to honor the Company’s obligations under this Agreement; or (vi) the appointment, prior to the third anniversary of the Effective Date (the “Third Anniversary”), of an individual other than Executive to serve as the successor Chairman of the Board following Stephen B. Fink’s resignation or removal from that position.

4.6.2 Benefits and Consultancy Upon Resignation For Good Reason. Upon Executive’s resignation of employment for Good Reason and satisfaction of the release requirements set forth in Section 4.8 below, the Company shall provide Executive the amounts payable pursuant Section 4.2 and Severance Benefits, and Executive and the Company shall immediately commence the Consultancy on the terms set forth in Section 6 below. Additionally, all of the Options, to the extent vested, shall remain exercisable for two (2) years after the Termination Date (but not beyond the end of the Option Term).

4.7 No Severance Benefit Upon a Resignation Without Good Reason. Upon Executive’s resignation without Good Reason, Executive shall not be eligible to receive any severance or other post-employment benefits; provided, however, that if Executive resigns without Good Reason on or after the Third Anniversary, the Options (to the extent vested) shall remain exercisable for one (1) year after the Termination Date (but not beyond the end of the Option Term). If Executive resigns without Good Reason before the Third Anniversary, Executive shall have thirty (30) days after the Termination Date to exercise the vested portion of the Options.

4.8 Severance and Consultancy Conditions. As a precondition to receiving the Severance Benefits or the Consultancy (as applicable), Executive (or his estate, if applicable) must sign a general release (the “Release”) of claims against the Company and its officers, directors, employees, shareholders, parent or subsidiary entities, agents and affiliates, in the form attached hereto as Exhibit B, within sixty (60) days after the Termination Date or such later date as may be required due to Company delays. Executive’s continued service on the Board after the Termination Date (if requested) shall not modify or alter in any way Executive’s severance-related rights or the release requirements set forth under this Agreement.

SECTION 5. COMPENSATION UPON CERTAIN TRANSACTIONS.

Executive shall be eligible to receive certain benefits upon a “Change In Control” (defined below) or a “Delisting” (defined below) on the terms set forth below.

5.1 Change In Control.

5.1.1 Change In Control. For purposes of this Agreement, a Change In Control shall have the same meaning as set forth in the Plan.

5.1.2 Accelerated Vesting. Upon the occurrence of a Change In Control, the Company will accelerate the vesting of the Options as well all Equity Awards then held by Executive so that all unvested Options and Equity Awards become fully vested as of the date the Change In Control occurs.

5.1.3 Other Benefits. If, in connection with or during the two (2) year period following the occurrence of a Change In Control, Executive’s employment terminates pursuant to a Covered Termination (defined below), the Company will accelerate the vesting any Equity Awards (not previously vested pursuant to this Agreement or otherwise) then held by Executive so that all such Equity Awards become fully vested as of the Termination Date, and all of Executive’s vested Options and Equity Awards granted in the form of stock options shall remain exercisable for two (2) years after the Termination Date (but not beyond the end of the Option Term or option term, as the case may be). The Company shall provide Executive the amounts payable pursuant Section 4.2 and the Severance Benefits, and Executive and the Company shall immediately commence the Consultancy on the terms set forth in Section 6 below, subject to Executive delivering an effective Release to the Company within sixty (60) days of the Termination Date or such later date as may be required due to Company delays, in order to receive the benefits of this Section 5.1.3.

5.2 Delisting. Anything in this Agreement to the contrary notwithstanding, upon the termination of Executive’s employment for any reason (other than an involuntary termination by the Company for Cause) upon or following the occurrence of a Delisting, all of Executive’s vested Options shall remain exercisable for five (5) years after the Termination Date (but not beyond the end of the Option Term). For purposes of this Agreement, a “Delisting” means any event or transaction not otherwise constituting a Change In Control pursuant to which the Company’s shares are “delisted” from public trading.

SECTION 6. POST-EMPLOYMENT CONSULTANCY.

This Section sets forth the terms and conditions of Executive’s consultancy with the Company following a termination without Cause or a resignation for Good Reason occurring at any time during Executive’s employment with the Company.

6.1 Consulting Period. Subject to the other terms and conditions set forth in this Section 6, Executive shall serve as a consultant to the Company for twenty-four (24) months after the Termination Date (the “Consulting Period”) if either Executive resigns for Good Reason or Executive’s employment is terminated by the Company for any reason other than for Cause or Executive’s death or permanent disability (each a “Covered Termination”) at any time. Executive shall serve as a consultant to the Company for the duration of the Consulting Period unless Executive provides any services or assistance in any capacity to a Competitive Business (as defined below), in which event the Consultancy shall immediately terminate, and the Company shall have no continuing obligation to pay any consulting fees or benefits, and Executive shall have no further obligation to provide any consulting services.

6.2 Consulting Services. Executive shall provide consulting services to the Company in any area of his expertise upon request by the Company. Executive shall provide the consulting services off-site at a location of his choosing, unless his presence at a particular location is reasonably requested by the Company. Executive shall make himself available to perform such consulting services throughout the Consulting Period, at reasonable times, for a maximum of forty (40) hours per month, provided that the Company shall not require consulting services to be performed at a time or in a manner that would unreasonably interfere with Executive’s ability to engage in any employment, consulting or work relationship other than his consulting work for the Company (“Other Work Activity”). As part of his consulting services, Executive shall, within the first forty-five (45) days of the Consulting Period, provide the Company with a report providing briefing information, as reasonably requested by the Company, on Company operations and activities (in which Executive had personal involvement or about which he had personal knowledge) pending as of the Termination Date.

6.3 Consulting Fees and Benefits. The Company shall pay Executive annual consulting fees (the “Fees”) equal to the sum of (i) Executive’s Base Salary (ii) the higher of Executive’s Target Bonus and the average annual Bonus amount paid to Executive for the two (2) fiscal years preceding the Termination Date and (iii) one-third of all self-employment taxes paid by Executive on the Fees (for the avoidance of doubt, including the amount under this clause (iii)), to be paid in equal semi-monthly installments. Provided the Executive timely elects to continue his group health insurance coverage after the Termination Date pursuant to the federal COBRA law or comparable state law and the terms and conditions of the applicable

Company group health insurance plans, in exchange for the consulting services, the Company shall also pay all health insurance continuation premiums necessary to maintain Executive’s group health insurance coverage (for himself and his covered dependents) as of the Termination Date in effect for Consulting Period. Pursuant to its regular business practice, the Company shall reimburse Executive for all reasonable documented business expenses incurred in performing the consulting services.

6.4 Taxes and Withholding. The Company will not withhold from the Fees any amount for taxes, social security or other payroll deductions, and will report the Fees on an IRS Form 1099. Executive acknowledges that he will be solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any tax authority with respect to the performance of services and receipt of Fees, and that Executive will indemnify and hold harmless the Company from any liability for any taxes that may be assessed by any taxing authority with respect to the Fees.

6.5 Ownership of Work Product. As a condition of the Consultancy, Executive shall assign to the Company all right, title and interest in and to any work product created by Executive, or to which Executive contributes, pursuant to the Consultancy (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein. Executive agrees to execute, at the Company’s request and expense (including reasonable attorneys fees), all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, a copyright assignment in the form required by the Company (“Assignment of Copyright”). In the event that Executive does not, for any reason, execute such documents within a reasonable time after the Company’s request, Executive shall be deemed to have irrevocably appointed the Company as his attorney-in-fact for the purpose of executing such documents on his behalf, which appointment will be coupled with an interest.

6.6 Artist’s and Moral Rights. If Executive has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Executive agrees to waive enforcement worldwide of such rights against the Company. In the event that Executive has any such rights that cannot be assigned or waived, Executive hereby grants to the Company an exclusive, royalty-free, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

6.7 Representations and Warranties. As of the first day of the Consulting Period, Executive will, to the extent reasonably within his ability, represent and warrant that: (a) he has the right and unrestricted ability to assign the Work Product to the Company as set forth above, and (b) he will not create Work Product, which he knows or reasonably should have known (without being required to make an independent investigation), infringes upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law.

6.8 Independent Contractor Relationship. During the Consulting Period, Executive’s relationship with the Company will be that of an independent contractor, and nothing in the Consultancy is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Executive will not be entitled during the Consulting Period to any of the benefits that the Company may make available to its Executives, including, but not limited to, life insurance, profit-sharing or retirement benefits. Executive shall not be authorized during the Consulting Period to make any representation, contract or commitment on behalf of the Company unless specifically authorized in writing to do so by the Company’s Chief Executive Officer or his or her designee.

6.9 Competitive Business. For purposes of this Agreement, “Competitive Business” means any person or entity engaged in or planning to engage in the same lines of toy/game and children’s educational and entertainment products businesses conducted by the Company or for which the Company has engaged in other than de minimis planning to conduct.

SECTION 7. CODE SECTION 409A COMPLIANCE.

Because of the uncertainty of the application of Section 409A of the Code to payments pursuant to this Agreement, including, without limitation, payments pursuant to Sections 4, 5 or 6 hereof, Executive agrees that if any such payments are subject to the provisions of Section 409A of the Code, or any part thereof, being considered a “nonqualified deferred compensation plan” pursuant to Section 409A of the Code, then such payments shall be made in accordance with, and this Agreement shall be amended to the minimum extent necessary to comply with, Section 409A of the Code, including, without limitation, any necessary delay of six (6) months applicable to payment of deferred compensation to a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) upon separation from service.

SECTION 8. PARACHUTE PAYMENTS.

8.1 Better After Tax Result. If any payment or benefit Executive would receive in connection with a Change In Control pursuant to this Agreement or otherwise (collectively, the “Transaction Benefit”) (i) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Transaction Benefit shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (a) the largest portion of the Transaction Benefit that would result in no portion of the Transaction Benefit being subject to the Excise Tax or (b) the largest portion, up to and including the total, of the Transaction Benefit, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Benefit notwithstanding that all or some portion of the Transaction Benefit may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Transaction Benefit equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Transaction Benefit occurs): reduction of cash payments; cancellation of accelerated vesting of any Options and other Equity Awards; reduction of employee benefits. In the event that acceleration of vesting of any Option or Equity Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such Options and Equity Awards unless Executive elects in writing a different order for cancellation.

8.2 Procedures. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform all calculations required under this Section 8, applying assumptions reasonably acceptable to Executive and the Company. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to the Transaction Benefit is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to the Transaction Benefit, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Transaction Benefit. Any dispute regarding determinations of the accounting firm made hereunder shall be subject to the dispute resolution procedures set forth in Section 12.

SECTION 9. INSURANCE; INDEMNIFICATION.

During and following termination of Executive’s employment for any reason, the Company shall provide directors’ and officers’ liability insurance for Executive and shall indemnify and hold Executive harmless for any and all loss and liability for any and all authorized acts or omissions by Executive in the course and scope of his employment on the most favorable terms extended to any other senior officer or director of the Company.

SECTION 10. COVENANTS OF EXECUTIVE.

10.1 No Conflicts. Executive represents and warrants that he is free to enter into and perform each of the terms and conditions of this Agreement; and that his execution and/or performance of all his obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity. Executive acknowledges that but for this representation and warranty, the Company would not agree to enter into this Agreement.

10.2 Proprietary Information Obligations/Executive Policies. As a condition of employment, Executive shall sign and abide by the Company’s standard form of Executive Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a copy of which is attached as Exhibit C. Executive further agrees that he will comply with all Company policies and procedures in effect from time to time.

10.3 No Competition. Executive agrees that, during his employment hereunder, he shall not directly or indirectly, individually or together or through any affiliate or other person,

firm, corporation or entity, engage in, support or promote any Competitive Business (as defined in Section 6.9 of this Agreement).

10.3.1 No Solicitation. During Executive’s employment by the Company and for two (2) years after the Termination Date, Executive will not, either directly or indirectly, solicit, induce, or encourage or attempt to solicit, induce, or encourage any Executive, consultant or independent contractor of the Company to terminate his or her relationship with the Company to become an employee, consultant or independent contractor to or for any other person or entity.

10.3.2 No Disruption. During his employment with the Company and for two (2) years after the Termination Date, Executive shall not, directly or indirectly, individually or on behalf of any other person or entity, interfere with any transaction or pending transaction in which the Company or any successor, assign or affiliated entity was engaged at any time during Executive’s employment with the Company.

10.3.3 Protection of Vendor and Customer Data. Executive acknowledges and agrees that the Company’s list of actual and potential customers and vendors, customer and vendor contact information, pricing, purchasing and sale habits, histories and preferences, and all other sensitive customer and vendor data (collectively, “Vendor/Customer Database”) constitutes the Company’s highly valuable confidential and proprietary information; that the Company takes extensive steps to maintain the confidentiality of its Vendor/Customer Database, and that the Vendor/Customer Database derives value from its secrecy. As part of Executive’s pre-Effective Date Board service and his continuing Board and employment services hereunder, Executive will have access to, and shall assist in further developing the Company’s Vendor/Customer Database. Executive hereby specifically acknowledges and agrees that the Vendor/Customer Database is the Company’s valuable proprietary and confidential information and he will take all reasonable steps to maintain its confidentiality. In order to safeguard the Vendor/Customer Database, Executive agrees that during his employment with the Company and for two (2) years after the Termination Date, Executive shall not, directly or indirectly, on behalf of any person or entity engaged in a Competitive Business, solicit, negotiate, or enter into a business transaction with any person or entity who was an actual customer or vendor of the Company, or a potential customer or vendor with whom the Company had engaged in substantial business discussions, as of the Termination Date with whom Executive had any direct dealings.

10.4 Cooperation. During Executive’s employment with the Company and for three (3) years thereafter, Executive shall, upon Company’s reasonable request and in good faith and with his best efforts, subject to his reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive’s business and personal obligations at the time. The Company shall pay Executive’s reasonable, pre-approved and documented travel, at the same level of accommodation as provided during his employment hereunder, and out-of-pocket expenses incurred in connection with any such cooperation (including any forgone wages, salary and other compensation and attorneys fees), and will reasonably accommodate Executive’s scheduling needs.

10.5 Remedies. In view of the position of confidence which Executive has and will continue to enjoy with the Company and his anticipated relationship with the clients, customers, and employees of the Company and its affiliates pursuant to his employment hereunder, and recognizing both the access to confidential financial and other information which Executive will have pursuant to his Agreement, Executive expressly acknowledges that the restrictive covenants set forth in this Section 10 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its affiliates. Executive further acknowledges that (1) it would be difficult to calculate damages to the Company and its affiliates from any breach of his obligations under this Section 10, (ii) that injury to the Company and its affiliates from any such breach would be irreparable and impossible to measure, and (iii) that the remedy at law for any breach or threatened breach of this Section 10 would therefore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it and its affiliates have sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies, without having to post a bond.

SECTION 11. ATTORNEY FEE REIMBURSEMENT.

The Company will reimburse Executive for all legal fees actually and reasonably incurred by Executive in connection with the negotiation, review and finalization of this Agreement and any agreements related to this Agreement and any subsequent modifications to this Agreement (including, without limitation, any separation agreement), up to a maximum total reimbursement amount of $50,000.

SECTION 12. DISPUTE RESOLUTION.

Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating in any way to the enforcement, breach, performance, execution or interpretation of this Agreement, Executive’s employment, or the termination of that employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation, and to award any or all remedies that either Party would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement will prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

SECTION 13. ASSIGNABILITY.

This Agreement is binding upon and inures to the benefit of the Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time, but such assignment shall not relieve the Company of its obligations hereunder. Executive may not assign any of his rights or delegate any of his duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

SECTION 14. NOTICES.

Notices under this Agreement shall be in writing and mailed by certified or registered United States mail, return receipt requested, delivered by express overnight courier (e.g., Federal Express), or personally delivered, to the Executive at his business address or most current residential address as reflected in the Company’s most current personnel records, or to the Company, sent to the attention of the Company’s General Counsel at the most current corporate headquarter mailing address. Notice by mail shall be deemed received three (3) business days after the date of mailing.

SECTION 15. MISCELLANEOUS.

15.1 Conflicting Terms. To the extent this Agreement conflicts with the terms and conditions in the Proprietary Information Agreement or other agreement or Company plan, program, policy or practice, this Agreement shall control unless the Company and Executive otherwise agree by specific reference to this Section 15.1.

15.2 Entire Agreement. This Agreement (including the Exhibits thereto) and the agreements referenced herein embody the entire representations, warranties, covenants and agreements in relation to the subject matter hereof and supersede any previous understandings or agreements between the Company and Executive, whether oral or written. No other representations, warranties, covenants, understandings or agreements in relation hereto exist between the parties except as otherwise expressly provided herein.

15.3 Amendment. This Agreement may not be amended except by an instrument in writing executed by Executive and a duly authorized member of the Board.

15.4 Applicable Law; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the substantive laws of the State of California without respect to conflicts of law principles.

15.5 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible.

15.6 Non-Waiver of Rights and Breaches. Any waiver by a Party of any breach of any provision of this Agreement must be in writing to be effective, and will not be deemed to be a waiver of any subsequent breach of that provision or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a Party under any provision of this Agreement will be deemed a waiver of that or any other right, power or privilege. No single or partial exercise of any right, power or privilege granted to a Party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power or privilege.

15.7 Interpretation of Agreement. Each of the Parties has been represented by counsel in the negotiation and preparation of this Agreement. The Parties agree that this Agreement is to be construed as jointly drafted. Accordingly, neither Party shall be construed as the “drafter” of the Agreement for purposes of interpreting its terms. The headings used in this Agreement are inserted for ease of reference only, and shall have no effect in the construction or interpretation of this Agreement.

15.8 Gender and Number. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word ‘person’ shall include any natural person, partnership, corporation, association, trust, estate or other legal entity. The conjunction “or” shall be inclusive and not exclusive.

15.9 Public Announcements. The Company shall give Executive a reasonable opportunity to review and comment on any public announcement (including any filing with a governmental agency or stock exchange) relating to this Agreement or Executive’s employment by the Company.

15.10 Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile or PDF of an executed counterpart signature page hereof by a Party shall constitute due execution and delivery of this Agreement by such party.

15.11 No Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE:

/s/ Jeffrey G. Katz
Jeffrey G. Katz

COMPANY:

LEAPFROG ENTERPRISES, INC.

By:	/s/ Steven B. Fink
Steven B. Fink
Chairman

EXHIBIT A

FORMS OF STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT

LEAPFROG ENTERPRISES, INC.

2002 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

LeapFrog Enterprises, Inc. (the “Company”), pursuant to its 2002 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder a nonstatutory stock option to purchase the number of shares of the Company’s Class A Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement and the Plan, which are attached hereto and incorporated herein in their entirety. Defined terms not explicitly defined herein but defined in the Plan shall have the same definitions as in the Plan.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule:	The shares subject to the option shall vest in accordance with the following vesting schedule, provided that Optionholder’s Continuous Service as an Employee of the Company has not terminated prior to the applicable vesting date: 1/4 of the shares shall vest one year after the Vesting Commencement Date and 1/48 of the shares shall vest monthly thereafter over the next three years.

Notwithstanding the foregoing vesting schedule, some or all of the shares subject to the option shall vest at an earlier time, and shall be exercisable for an extended period of time, under certain circumstances as provided in the Employment Agreement (as defined below).

Payment:	By one or a combination of the following items (described in the Stock Option Agreement):

☒       By cash, check, bank draft or money order payable to the Company

☒       Pursuant to a Regulation T Program if the shares are publicly traded

☒       By delivery of already-owned shares if the shares are publicly traded

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:	Employment Agreement dated as of July 3, 2006 between Optionholder and the Company (the “Employment Agreement”)

LEAPFROG ENTERPRISES, INC.		OPTIONHOLDER:

By:
	Signature		Signature

Title:		Date:

Date:

ATTACHMENTS: Stock Option Agreement and 2002 Equity Incentive Plan

ATTACHMENT 1

STOCK OPTION AGREEMENT

LEAPFROG ENTERPRISES, INC.

2002 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, LeapFrog Enterprises, Inc. (the “Company”) has granted you a nonstatutory stock option under its 2002 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Class A Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service as an Employee of the Company.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Class A Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Class A Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Class A Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Class A Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Class A Common Stock (either by actual delivery or attestation) either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date

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of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Class A Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Class A Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

4. WHOLE SHARES. You may exercise your option only for whole shares of Class A Common Stock.

5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Class A Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Class A Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6. TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant (as set forth in the Grant Notice) and expires upon the day before the tenth (10th) anniversary of the Date of Grant; provided, however, that notwithstanding anything in the Plan to the contrary, in accordance with the provisions of the Employment Agreement (as defined in your Grant Notice), the term of your option shall expire prior to the tenth (10th) anniversary of the Date of Grant if your employment with the Company terminates prior to such date, as set forth in the Employment Agreement.

7. EXERCISE.

(a) You may exercise the vested portion of your option during its term by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Class A Common Stock are subject at the time of exercise, or (3) the disposition of shares of Class A Common Stock acquired upon such exercise.

8. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company,

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you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Class A Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Class A Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Class A Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Class A Common Stock shall be withheld solely from fully vested shares of Class A Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Class A Common Stock or release such shares of Class A Common Stock from any escrow provided for herein unless such obligations are satisfied.

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11. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Employment Agreement (as defined in the Grant Notice) and the Plan (to the extent not inconsistent with the Employment Agreement), the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict or inconsistency between the provisions of your option and those of the Plan, the provisions of the Plan shall govern unless they are inconsistent with the Employment Agreement, in which event the Employment Agreement shall govern. In the event of any conflict or inconsistency between the Stock Option Agreement and the Grant Notice, the provisions of the Grant Notice shall govern.

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ATTACHMENT 2

LEAPFROG ENTERPRISES, INC.

2002 EQUITY INCENTIVE PLAN

[See Appendix C of LeapFrog Enterprises, Inc.’s

Definitive Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934 filed with the

Securities and Exchange Commission

on April 19, 2006 (SEC File No. 001-31396)]

7

LEAPFROG ENTERPRISES, INC.

STOCK OPTION GRANT NOTICE

LeapFrog Enterprises, Inc. (the “Company”), pursuant to this Stock Option Grant Notice (the “Grant Notice”) and the Stock Option Agreement attached hereto as Attachment I (the “Stock Option Agreement”), hereby grants to Optionholder a nonstatutory stock option to purchase the number of shares of the Company’s Class A Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, which is attached hereto and incorporated herein in its entirety. Defined terms not explicitly defined herein but defined in the Stock Option Agreement shall have the same definitions as in the Stock Option Agreement.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule:	The shares subject to the option shall vest in accordance with the following vesting schedule, provided that Optionholder’s Continuous Service as an Employee of the Company has not terminated prior to the applicable vesting date: 1/4 of the shares shall vest one year after the Vesting Commencement Date and 1/48 of the shares shall vest monthly thereafter over the next three years.

Notwithstanding the foregoing vesting schedule, some or all of the shares subject to the option shall vest at an earlier time, and shall be exercisable for an extended period of time, under certain circumstances as provided in the Employment Agreement (as defined below).

Payment:	By one or a combination of the following items (described in the Stock Option Agreement):

☒ By cash, check, bank draft or money order payable to the Company
☒ Pursuant to a Regulation T Program if the shares are publicly traded
☒ By delivery of already-owned shares if the shares are publicly traded

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice and the Stock Option Agreement. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice and the Stock Option Agreement set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder, and (ii) the following agreements only:

OTHER AGREEMENTS:	Employment Agreement dated as of July 3, 2006 between Optionholder and the Company (the “Employment Agreement”)

LEAPFROG ENTERPRISES, INC.		OPTIONHOLDER:

By:
	Signature		Signature

Title:		Date:

Date:

ATTACHMENTS: Stock Option Agreement

2

ATTACHMENT 1

STOCK OPTION AGREEMENT

LEAPFROG ENTERPRISES, INC.

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, LeapFrog Enterprises, Inc. (the “Company”) has granted you a nonstatutory stock option to purchase the number of shares of the Company’s Class A Common Stock (“Class A Common Stock”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice.

This option (i) is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) is not subject to, and is granted outside of, the Company’s 2002 Equity Incentive Plan; and (iii) is granted pursuant to the employment inducement award exemption from stockholder approval under NYSE Listed Company Manual Section 303A.08.

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service (as defined in Section 10) as an Employee of the Company.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Class A Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for certain capitalization adjustments, as provided in Section 9.

3. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

a. In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Class A Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Class A Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

b. In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Class A Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Class A Common

Stock (either by actual delivery or attestation) either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value (as defined in Section 10) on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Class A Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Class A Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

4. WHOLE SHARES. You may exercise your option only for whole shares of Class A Common Stock.

5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Class A Common Stock issuable upon such exercise are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if such shares of Class A Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6. TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant (as set forth in the Grant Notice) and expires upon the day before the tenth (10th) anniversary of the Date of Grant; provided, however, that in accordance with the provisions of the Employment Agreement (as defined in your Grant Notice), the term of your option shall expire prior to the tenth (10th) anniversary of the Date of Grant if your employment with the Company terminates prior to such date, as set forth in the Employment Agreement.

7. Exercise.

a. You may exercise the vested portion of your option during its term by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require, all in a manner consistent with the procedures approved by the Board for exercise of stock options by other senior executives of the Company.

b. By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Class A Common Stock are subject at the time of exercise, or (3) the disposition of shares of Class A Common Stock acquired upon such exercise.

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8. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9. ADJUSTMENTS UPON CHANGES IN STOCK.

a. Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Class A Common Stock subject to your option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), your option will be appropriately adjusted in the class(es) and number of shares and price per share of securities subject to the option. The Board of Directors of the Company (the “Board”) shall make such adjustments, and its determination shall be final, binding and conclusive. The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

b. Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, your option shall terminate immediately prior to the completion of such event.

c. Corporate Transaction. In the event of a Corporate Transaction (as defined in Section 10), any surviving corporation or acquiring corporation may assume your outstanding option or may substitute a similar stock award for your outstanding option (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction). A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of your option or substitute a similar stock award for only a portion of your option. In the event that any surviving corporation or acquiring corporation does not assume your outstanding option or substitute a similar stock award for your outstanding option, then unless otherwise provided by the Board, you may exercise your option (to the extent vested) prior to the effective time of the Corporate Transaction, and your option shall terminate if not exercised prior to the effective time of the Corporate Transaction.

d. Change in Control. Upon the occurrence of a Change in Control (as defined in Section 10), the shares subject to your option shall become fully vested as of the date the Change in Control occurs, provided that your Continuous Service (as defined in Section 10) as an Employee of the Company has not terminated prior to such date.

10. DEFINITIONS. For purposes of this Stock Option Agreement, the following terms shall have the following definitions:

a. “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

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b. “Continuous Service” means that your service with the Company or an Affiliate, whether as an Employee, Director or consultant, is not interrupted or terminated. A change in the capacity in you render service to the Company or an Affiliate as an Employee, Director or consultant or a change in the entity for which you render such service, provided that there is no interruption or termination of your service with the Company or an Affiliate, shall not terminate your Continuous Service. For example, a change in status from an Employee of the Company to a consultant of an Affiliate or a Director shall not constitute an interruption of Continuous Service. Notwithstanding the foregoing, in the event that you terminate your service with the Company as an Employee, you shall cease vesting in your option as of such date of termination, regardless of whether you continue your service in the capacity of a Director or consultant without interruption or termination. The Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Board, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in your option only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of your leave of absence.

c. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, and as a result of which the operations of the Company are no longer being conducted; or

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the Company immediately prior to such sale, lease, license or other disposition.

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d. “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Class A Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

e. “Director” means a member of the Board of Directors of the Company.

f. “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

g. “Entity” means a corporation, partnership or other entity.

h. “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

i. “Fair Market Value” means, as of any date, the value of the Class A Common Stock determined as follows:

(i) If the Class A Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Class A Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Class A Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

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(ii) In the absence of such markets for the Class A Common Stock, the Fair Market Value shall be determined by the Board based upon an independent appraisal in compliance with Section 409A of the Code.

j. “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

11. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or consultant for the Company or an Affiliate.

12. WITHHOLDING OBLIGATIONS.

a. At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

b. Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Class A Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Class A Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Class A Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Class A Common Stock shall be withheld solely from fully vested shares of Class A Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such

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exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

c. You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Class A Common Stock or release such shares of Class A Common Stock from any escrow provided for herein unless such obligations are satisfied.

13. NOTICES. Any notices provided for in your option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14. CHOICE OF LAW. Your option shall be governed by, and construed in accordance with the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

15. AMENDMENT OF OPTION. The Board, at any time, and from time to time, may amend the terms of your option; provided, however, that the rights under your option shall not be impaired by any such amendment unless you consent in writing.

16. COVENANTS OF THE COMPANY.

a. Availability of Shares. During the term of your option, the Company shall keep available at all times the number of shares of Class A Common Stock required to satisfy your Option.

b. Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over your option such authority as may be required to grant your option and to issue and sell shares of Class A Common Stock upon exercise of your option; provided, however, that this undertaking shall not require the Company to register under the Securities Act the option or any Class A Common Stock issued or issuable pursuant to the option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Class A Common Stock under the option, the Company shall be relieved from any liability for failure to issue and sell Class A Common Stock upon exercise of the option unless and until such authority is obtained.

17. GOVERNING DOCUMENT. Your option is subject to all the provisions of the Employment Agreement (as defined in the Grant Notice). In the event of any conflict or inconsistency between the provisions of your option and those of the Employment Agreement, the Employment Agreement shall govern. In the event of any conflict or inconsistency between the Stock Option Agreement and the Grant Notice, the provisions of the Grant Notice shall govern.

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EXHIBIT B

FORM OF RELEASE

GENERAL RELEASE

I confirm that I have been paid all accrued salary, bonuses and other compensation (including accrued unused vacation) owed to me for my employment services to LeapFrog Enterprises, Inc. (the “Company”) through and including my employment termination date (the “Separation Date”).

In consideration for the severance and other post-termination benefits to be provided to me pursuant to my Employment Agreement with the Company dated effective as of July 3, 2006 (the “Agreement”), I hereby release the Company, its parents, subsidiaries, successors, predecessors and affiliates, and each of such entities’ directors, officers, employees, agents, attorneys, insurers, affiliates and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this General Release (the “Release”). This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company, the termination of that employment, or my role or activities as a director of the Company or the termination of that role; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, this release shall not release the Company from (i) its obligation to reimburse me for valid business expenses that I have incurred on behalf of the Company and in compliance with its policies and that I submit for reimbursement within sixty (60) days after the Separation Date, (ii) its obligations under any outstanding Option or Equity Award (as defined in the Agreement) I may hold or any Company-sponsored retirement plan, (iii) any obligation to indemnify me pursuant to the Company’s certificate of incorporation and bylaws, any written indemnification agreement to which I am a party or applicable law, or (iv) any obligation to be performed by it after the Release Effective Date (as defined below) under the Agreement. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

I acknowledge that I am also knowingly and voluntarily waiving and releasing any rights that I may have under the under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised hereby that I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it earlier); (d) I have seven (7) days after the date I sign this Release to revoke my agreement to it (by providing the Company (through its General Counsel) with written notice of such revocation); and (e) my acceptance of this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign it (provided I do not earlier revoke my acceptance of it) (the “Release Effective Date”).

I understand that this Release includes a release of all unknown and unsuspected claims. I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby waive all rights and benefits under Section 1542 of the California Civil Code and any law or legal principle of similar effect in any jurisdiction with regard to this Release, including my release of unknown and unsuspected claims herein.

This Release, together with the Agreement (including any exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Bank that is not expressly stated herein.

Understood and agreed:

Date:
Jeffrey G. Katz

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EXHIBIT C

FORM OF EXECUTIVE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by LEAPFROG ENTERPRISES, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, training, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other third party to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

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2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing

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to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity. I agree further that for the period of my employment with the Company and for one (1) year after the date of termination of my employment with the Company I will not in any manner discourage any client or customer of the Company from continuing its business relationship with the Company.

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5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or express mail (e.g., Federal Express) delivery, to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Alameda County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; and such provision shall be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.

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10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice, which rights are hereby expressly reserved.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Section 2.7) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ITS TERMS, AND AGREE THERETO. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:

(Signature)

(Printed Name)

5

ACCEPTED AND AGREED TO:

LEAPFROG ENTERPRISES, INC.

By:
Title:

6401 Hollis Street, Suite 100
(Address)
Emeryville, CA 94608

Dated:

6

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

EXHIBIT B

Instructions: All employees should complete Section 1.

If you have checked “I have”, please complete Sections 2 & 3 of the Exhibit and sign and date it.

If you have checked “I have not”, you should not complete any remaining Sections. You should sign and date it.

1. Prior to my engagement by LeapFrog Enterprises, Inc. (the “Company”),

☐	I have

☐	I have not

made, conceived or reduced to practice, either alone or jointly with others, inventions or improvements relevant to the subject matter of my employment by the Company.

(If you checked “have not”, you should not complete sections 2 & 3 of this Exhibit. If you checked “have,” please complete the remaining sections of this memorandum. Please sign and date this as well.)

2. Except as listed in Section 3 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	Additional sheets attached.

3. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 2 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

By:
(EMPLOYEE SIGNATURE)

PrintedName:
Date:

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